Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration on Form S-8 of our report dated March 25, 2021 relating to the financial statements of Immunome. Inc., appearing in the Annual Report on Form 10-K of Immunome, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Philadelphia, PA

March 25, 2021